Publish Date:    21 December 2004
Destroy Date:   31 December 2005

ADC

Management Incentive Plan Document
Fiscal Year 2005

MANAGEMENT INCENTIVE PLAN DOCUMENT
Fiscal Year 2005

Plan Name and Effective Date

The name of this Plan is the ADC Telecommunications, Inc. Management Incentive Plan. The plan is effective from November 1, 2004 through October 31, 2005.

Purpose

The purpose of the Plan is to provide, with full regard to the protection of shareholder’s investments, a direct financial incentive for eligible managers and individual contributors to make a significant contribution to ADC’s established goals.

Eligibility

Eligibility for Fiscal Year 2005 is limited to full or part-time regular employees in the U.S. and in such other countries where ADC has specifically notified employees of eligibility for participation in the Plan. Eligibility for participation in this Plan is limited to such employees who hold executive, certain management and higher-level individual contributor positions. Temporary employees and independent contractors are not eligible for participation in this plan. In order to be eligible, an employee cannot participate in any other ADC incentive plan, except as approved by the Compensation and Organization Committee of the Board of Directors or the CEO, and must be employed in an eligible position on or before October 1, 2005.

Timing of Payment

Payments that become due under this Plan are made as soon as administratively feasible following the close of ADC’s fiscal year, generally in late December or early January. All payments are subject to appropriate withholdings.

Plan Goals

The Plan reinforces the key goals that support ADC’s long-term strategic plans. The key factors in ADC’s FY 05 corporate and regional success are net sales and pro forma operating income. For global business units, the key factors for FY05 are net sales and global contribution margin. These goals will be set at the ADC, regional, and global business unit levels. Accounting methodology changes may dictate corresponding goal modifications during the plan year.

Following is a description of the plan components:

Plan Goal	Definition
Net Sales	The amount ADC can recognize in accordance with GAAP for goods shipped or services provided to third party customers, net of returns received.

Pro Forma Operating Income	Net sales less the everyday expenses of doing business, including cost of incentive payments. It does not take into account interest income, interest expense, or other income/loss or income tax. It also excludes restructuring and other one-time expenses that are not reflective of the ongoing business. For FY05, any stock option expense will be excluded from pro forma operating income for incentive calculation.

Business Unit Contribution Margin	Net sales less the cost to produce the products or services sold and less certain costs directly associated with that business unit including but not limited to engineering, product management, and business-unit administration. It does not take into account operating expenses deemed regional during the budgeting process, interest income, interest expense, other income/loss or income tax. It also excludes restructuring and other one-time expenses that are not reflective of the ongoing business. For FY05, any stock option expense will be excluded from business unit contribution margin for incentive calculation.

Goal Weightings

Employees serving multiple business units and multiple regions have 100% of their incentive plan based on ADC goals and results. Employees dedicated to only one business unit have a portion of their incentive based on ADC results and a portion on global business unit results. Employees serving only one region have a portion of their incentive based on ADC results and a portion on regional results. Each participant will be notified of their applicable business unit or region, if any. The weightings for business unit or regional participation are as follows:

Grade	ADC Weighting	BU or Regional Weighting
Grade 19+	50%	50%
Grades 15-18	30%	70%

Individual Performance

Exceptional individual performance can be recognized in the MIP program. An ADC-wide award pool is available to supplement the financial-based awards for outstanding performers.

ADC Performance Gate

To ensure protection of shareholder interest, an established level of ADC pro forma operating income must be achieved before an incentive payment can be generated.

Calculation of Payment

Prior to making any payment under this Plan, the Board of Directors must determine that the claimed business performance levels have been achieved. The Board of Directors has complete authority and discretion to determine whether performance levels have been achieved, including without limitation the authority and discretion to properly calculate pro forma operating income. The size of an incentive award will be based on three factors:

1.

Target Incentive Opportunity – Determined on the basis of the ADC salary grade associated with an individual’s job and country of work. It is expressed as a percentage of an individual’s FY 2005 eligible base salary earnings.

2.	FY2005 Eligible Base Salary – This is the amount paid to the participant during the fiscal year in Base Salary.

3.	Business Performance in comparison with the established goals.

While each goal has a threshold of 0% of target incentive opportunity, the minimum individual payment is a total payment of 10% of an employee’s target. If incentives earned total less than 10% of target, no payout will be made. The maximum award attributable to each performance factor is 200% of its target. The maximum total individual award is 200% of the target payout. This maximum includes any MIP award also provided for exceptional individual performance. Specific financial goals have been established for 0%, 100%, and 200% of target. Results between these specific points are interpolated for each goal.

Here is an example of a hypothetical award calculation.

Assume a Regional Plan participant with the following facts, in a scenario where the ADC performance gate has been met:

Target Opportunity:	15% of base salary earnings
FY05 Eligible Base Salary:	70,000 EUR
Business Performance Percentages:	Hypothetical ADC and regional results shown in the following table

Metrics	Measure Weighting	Performance	Wtd. Perf.
ADC Level Metrics
ADC Net Sales	50%	107%	53.5%
Pro Forma Operating Income	50%	95%	47.5%

			101.0%

Regional Level Metrics
Regional Net Sales	50%	110%	55.0%
Regional Pro Forma Operating Income	50%	95%	47.5%

			102.5%

Overall Weighted Performance
ADC Metrics	30%	101.0%	30.3%
Regional Metrics	70%	102.5%	71.8%

			102.1%

Payment Calculation:
70,000 (base salary) * 15% (incentive target) * 102.1% (business performance) = 10,721 EUR

Effect of Change in Employment Status

Termination of Employment. If employment with ADC is terminated for any reason other than death and if the Employment Termination Date occurs prior to the end of the Fiscal Year, a participant will not receive an award under the Plan. For purposes of this Plan, the “Employment Termination Date” is the date that the participant ceases to be an employee of ADC (as determined by the company). In the case of termination of employment by ADC, the Employment Termination Date shall be determined without regard to whether such termination is with or without cause or with or without reasonable notice.

Transfer, Promotion or Demotion to another position with a different ADC incentive plan, target incentive opportunity or business goals. A participant, who transfers, is promoted or demoted to another position with a different plan, target incentive opportunity or business goals will receive a prorated calculation of payment based upon the number of months served in each position. The participant must be in the new position by the first of the month in order to receive credit for that month under the new plan, target or goals. For example, a participant transferring from Wireless to Connectivity on June 10 would receive eight months payment under the Wireless plan (November 1 — June 30) and four months under Connectivity (July 1 – October 31). In order to receive payment under MIP, a participant must have completed one full month of service under the plan during that plan year.

Death. If a participant dies during the fiscal year, a pro-rated payment will be made to the participant’s estate after the end of the fiscal year. The payment will be based upon the time the participant served in the eligible position during the fiscal year.

Administration

A Management Incentive Plan Committee (“Committee”), appointed and authorized by the Compensation Committee of the Company’s Board of Directors, will administer this Plan. Subject to the complete and full discretion of the Compensation Committee of the Board of Directors, the Committee is authorized to make all decisions as required in administration of the Plan and to exercise its discretion to define, interpret, construe, apply, approve, administer, withdraw and make any exceptions to the terms of the Plan.

Right to Modify

ADC reserves the right to modify or adjust the Plan at any time in its sole discretion either in whole or with respect to a particular business unit. The Participant explicitly agrees with this modification right of ADC.

Governing Law

The Plan is made and shall be construed in accordance with the laws of the State of Minnesota, U.S.A. without regard to conflicts of law principles thereof, or those of any other state of the U.S.A. or of any other country, province or city.

Severability

If any provision of this Plan is held invalid, illegal or unenforceable by a court or tribunal of a competent jurisdiction, this Plan shall be deemed severable and such invalidity, illegality or unenforceability shall not affect any other provision of this Plan which shall be enforced in accordance with the intent of this Plan.

Assignment

The Company shall have the right to assign this Plan to its successors and assigns and this Plan shall inure to the benefit of and be enforceable by said successors and assigns. Participant may not assign this Plan or any rights hereunder.

Entire Understanding

This Plan constitutes the entire understanding between the parties regarding the payment of incentive compensation under this Plan, and it supercedes any and all prior agreements or understandings, whether oral or written, express or implied, on such subject matter.

No Acquired Rights or Entitlements/Plan Amendment or Termination

The Plan shall not entitle Participants to any future compensation. The Plan is not an element of the employees’ salary or base compensation and shall not be considered as part of such in the event of severance, redundancy, or resignation. ADC has no obligation to offer incentive plans to Participants in the future, and the plan shall be effective only for the time period specified in the plan and shall not be deemed to renew year over year. The Participant understands and accepts that the incentive payments made under the Plan are entirely at the sole discretion of ADC. Specifically, ADC assumes no obligation to the Participant under this Plan with respect to any doctrine or principle of acquired rights or similar concept. Subject to the provisions of the Plan, ADC may amend or terminate the Plan or discontinue the payment of incentives under the Plan at any time, at its sole discretion and without advance notice.